Exhibit 99.7

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

December 31, 2009

Chance High International Limited
P.O. Box 957, Offshore Incorporations Centre,
Road Town, Tortola
British Virgin Island

Re: Corporate structures and related issues of Chance High International Limited and its affiliates

Dear Sir/Madam:

We are a firm of lawyers qualified to practice and practicing in the People’s Republic of China (“China” or the “PRC”), and we have acted as Chinese Legal Counsel to Chance High International Limited  (“Chance High”), a company incorporated under the laws of British Virgin Islands, along with its subsidiary, Yantai Shencaojishi Pharmaceuticals Co., Ltd., a wholly foreign owned enterprise under the laws of China (the “WFOE”), and its affiliate, Yantai Bohai Pharmaceuticals Group Co., Ltd., a limited liability company under the laws of China (“Bohai”).

We have been requested by the Chance High to render an opinion with respect to (i) the legality of the ownership structure of the WFOE and Bohai; and (ii) the validity and enforceability of certain Contractual Arrangements (as defined below) among the entities identified herein. Chance High, WFOE and Bohai are sometimes hereinafter collectively referred to as the “Companies”.

For the purpose of giving this opinion, we have examined the following documents (collectively the “Documents”):

(a)	Copies of the chartered documents of Chance High, WFOE and Bohai, including their most current Business Licenses, Certificates of Approval and Articles of Association of the WFOE and Bohai;

(b)	Copies of the executed General Meeting Resolutions of the Bohai authorizing respective contractual arrangement structure with WFOE; and

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

(c)
The government records of the WFOE and the Bohai on file and available for inspection at the Companies Registry of the PRC maintained by the State Administration for Industry and Commerce as of the issuance date of this Opinion.

We have reviewed such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

A company search conducted in the Companies Registry of the PRC is limited in respect to the information it produces. Further, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file.  Moreover, a company search carried out in the PRC is unlikely to reveal any information as to any such procedure initiated by a company in any other jurisdiction.

For the purpose of this opinion we have assumed:

(a)	the genuineness of all signatures and seals, the conformity to originals of all Documents purporting to be copies of originals and the authenticity of the originals of such Documents;

(b)	all the obligations under the Documents of each party thereto other than the Companies are legal, valid and binding on that party in accordance with the terms;

(c)
the due compliance with all matters (including, without limitation, the obtaining of necessary consents, licenses and approvals, and the making of necessary fillings and registrations) required under any laws other than the laws of the PRC and compliance with the provisions of such laws as are applicable to the Documents and the parties thereto and the legality, validity and enforceability of the Documents under such laws;

(d)
that such Documents containing resolutions of directors and members/shareholders, respectively, or extracts of minutes of meetings of the directors and meetings of the members/shareholders, respectively, accurately and genuinely represent proceedings of meetings of the directors and/or the members/shareholders, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

(e)	the accuracy and completeness of all factual representations (if any) made in the Documents;

(f)
that insofar as any obligation under the Documents is to be performed in any jurisdiction outside the PRC, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(g)
that the information disclosed by the company searches referred to above is accurate and complete as at the time of this opinion and conforms to records maintained by the company and that, in the case of each company search, such search did not fail to disclose any information which had been filed with or delivered to the Companies Registry of the PRC but had not been processed at the time when the search was conducted; and

(h)	that there has been no change in the information contained in the latest annual tax return of the Companies as of the issuance date of this opinion.

We have made no investigation on and expressed no opinion in relation to the laws of any country or territory other than the PRC. This opinion is limited to and is given on the basis of the current law and practice in the PRC and is to be construed in accordance with, and is governed by, the laws of the PRC.

Based upon and subject to the foregoing and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

A. CORPORATE STRUCTURE (Exhibit A):

1. Chance High (Exhibit B)

Chance High International Limited (“Chance High”) was incorporated on July 2, 2009, under the laws of British Virgin Islands, with its registration number of 1537862, and its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Island.

At the date of its incorporation, TAN Shaohua, a citizen of Singapore, owned 100% of the Chance High.

QU Hongwei and TAN Shaohua have been the directors of the Chance High.
On November 26, 2009, TAN Shaohua transferred his shares, and the Chance High International Limited issued additional shares to fourteen shareholders. As the result of the transfer and new issuance of shares, Glory Period Limited, a BVI company,  WANG Shulian, LIU Shaocui, JIA Peicai, ZHANG Jingxin, LIANG Jianxin, YU Bohai, AN Zhongnan, XU Xiaosheng, DONG Qin, LI Yanzhi, FU Wei, WANG Zhizhen as well as Portswealth Holdings Ltd, another BVI company, currently own 67.939%, 4.94%, 3.7%, 1.23%, 1.23%, 1.23%, 2.47%, 1.23%, 1.23%, 0.617%, 3.086%, 3.7%, 3.7% and 3.7% of Chance High International Limited, respectively.

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

Glory Period Limited, the principal shareholder of Chance High, was incorporated on October 15, 2009 under the laws of British Virgin Islands, with its registration number of 1552095. TAN Shaohua, a citizen of Singapore, currently owns 100% of Glory Period Limited.

2. WFOE (Exhibit C)

Yantai Shencaojishi Pharmaceuticals Co., Ltd. (“WFOE”) was established on November 23, 2009 under the laws of China, with its registered office at Tianzheng Road, Laishan District, Yantai City, Shandong Province, China.

Chance High currently owns 100% of the WFOE.

The registered capital of the WFOE is USD $10,000,000. According to the approval from Chinese government, 50% of the registered capital (USD$5,000,000) is required to be injected within 90 days after its incorporation, the balance will be payable within two years from the date of its incorporation.

Since its incorporation, QU Hongwei has been the executive director of the WFOE.

3. Bohai (Exhibit D)

(a) The Establishment of Bohai

Yantai Bohai Pharmaceuticals Group Co., Ltd. (“Bohai”) was incorporated as a limited liability company on July 8, 2004, under the laws of China.

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

As of its incorporation, the name of Bohai was Yantai Bohai Mechanic and Electric Co., Ltd. Bohai changed its name into Yantai Bohai Pharmaceuticals Group Co., Ltd. on October 11, 2004.

The registered capital of Bohai is RMB 20 million which, according to the Capital Verification Report issued by Yantai Jinyu Certified Public Accountants Co., Ltd. dated as of July 2, 2004, has been fully paid by its then shareholders, namely Daxin Pharmaceuticals Holding Co., Ltd. and WEN Zhenjie.

(b) Registered Address:

Bohai was incorporated with the registered address at No.9, Daxin Road, Zhifu District, Yantai City, Shandong Province, China.

(c) Ownership:

QU Hongwei, WANG Jianwei and LIANG Lu currently own 90%, 5% and 5% of Bohai, respectively.

(d) Management:

QU Hongwei is the current Executive Director and the current General Manager of Bohai.

B. CONTRACTUAL ARRANGEMENTS (Exhibit E)

On December 7, 2009, Bohai and its owners entered into a set of contractual arrangements (collectively the “Contractual Arrangements”) with the WFOE. The relationship between the WFOE on the one hand, and Bohai and its three owners on the other hand, are governed by the Contractual Arrangements as follows:

The “Contractual Arrangements” are comprised of a series of agreements, including: (1) a Consulting Services Agreement, through which the WFOE has the right to advise, consult, manage and operate Bohai (the “Operating Entity”), and collect and own all of the net profits of the Operating Entity; (2) an Operating Agreement, through which the WFOE has the right to recommend director candidates and appoint the senior executives of the Operating Entity, approve any transactions that may materially affect the assets, liabilities, rights or operations of the Operating Entity, and guarantee the contractual performance by the Operating Entity of any agreements with third parties, in exchange for a pledge by the Operating Entity of its accounts receivable and assets; (3) a Proxy Agreement, under which the three owners of the Operating Entity have vested their collective voting control over the Operating Entity to the WFOE and will only transfer their respective equity interests in the Operating Entity to the WFOE or its designee(s); (4) an Option Agreement, under which the owners of the Operating Entity have granted the WOFE the irrevocable right and option to acquire all of their equity interests in the Operating Entity; and (5) an Equity Pledge Agreement, under which the owners of the Operating Entity have pledged all of their rights, titles and interests in the Operating Entity to the WFOE to guarantee the Operating Entity’s performance of its obligations under the Consulting Services Agreement.

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

C. M&A Rule, SAFE Notice 75 & 106 Compliance and related issues

1. M&A Rules Compliance

On August 8, 2006, six PRC regulatory agencies, including the State Administration for Foreign Exchange (“SAFE”), Ministry of Commerce (“MOC”) and the China Securities Regulatory Commission (“CSRC”), promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors (“M&A Rules” or “Circular 10”), a new regulation with respect to the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006.

M&A Rules mainly governs the foreign investors’ acquisition of Chinese domestic enterprises, including a) the acquisition of the equities of domestic non-foreign-funded enterprises by foreign investors; b) the subscription of the increased capital of a domestic company by foreign investors; and c) the incorporation of a foreign-funded enterprise by foreign investors by purchasing the operating assets of a domestic enterprise.

Since Chance High’s incorporation of the WFOE is a foreign direct investment (“FDI”) in nature, rather than a foreign investor’s acquisition of a domestic Chinese company, the local counterpart of Ministry of Commerce (“MOC”) approved the WFOE’s establishment based upon other PRC regulations, M & A Rules, therefore, is not applicable in WFOE as well as its contractual arrangement with Bohai.

2. SAFE Notice 75 & 106 Compliance

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

On October 21, 2005, China’s State Administration for Foreign Exchange (“SAFE”) issued “The circular of the State Administration of foreign exchange concerning relevant issues on the foreign exchange administration of raising funds through Overseas Special Purpose Vehicles and investing back in China by domestic residents" (“Notice 75”). This Notice requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China.

On May 31, 2007, SAFE issued another notice known as "Notice 106", to implement Notice 75.

None of the owners of Bohai, QU Hongwei, WANG Jianwei and LIANG Lu, has  owned any shares of offshore companies, including Chance High, Glory Period Limited as well as Portswealth Holdings Ltd, these three PRC citizens, therefore, is not subject to SAFE’s registration and approval under Notice 75 and 106.

According to Annex 1 to Notice 106, SAFE registration is not required where a Chinese resident acquires shares of a foreign company without being its majority shareholder.

Chance High’s current twelve PRC shareholders, WANG Shulian, LIU Shaocui, JIA Peicai, ZHANG Jingxin, LIANG Jianxin, YU Bohai, AN Zhongnan, XU Xiaosheng, DONG Qin, LI Yanzhi, FU Wei and WANG Zhizhen, collective owned 28.4% of this offshore company, none of them either collectively or individually owns the majority shares of the Chance High, none of these PRC residents, therefore, is required to register at SAFE under Notice 75 and 106.

We have reviewed two Option Agreements between QU Hongwei and TAN Shaohua dated July 2, 2009 and December 7, 2009.  QU Hongwei will be required to register at SAFE when he receives shares either of Chance High or of Glory Period Limited under Section 2 of Notice 75: and Annex to Notice 106.

D. CONCLUSION

Each WFOE and Bohai has been a business entity duly established, validly existing and in good standing under the laws of the PRC. Each of the WFOE and Bohai has the requisite corporate power to own, lease and operate its properties, to enter into contracts and to conduct its business. Each of the WFOE and Bohai is qualified to do business in the respective jurisdiction of its establishment.

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

Under PRC laws, each of WFOE and Bohai is an independent business entity, not exposed to the liabilities incurred by another entity.

The execution, delivery and performance of the aforesaid Contractual Arrangements, as may be amended and restated, by WFOE, Bohai as well as its owners, and the consummation of the transactions contemplated thereby: (a) do not and will not result in a violation of, or constitute a default under (i) the respective organizational and/or governing documents of the WFOE and Bohai, (ii) any other agreements, notes, leases, mortgages, deeds or other instrument to which any of the WFOE and Bohai is a party to or by which any of such entities is bound or affected by, or (iii) any applicable law, rule or regulation of the PRC; and (b) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Contractual Arrangements) upon or with respect to the respective properties under the organizational and/or governing documents of these business entities. The execution and delivery of aforesaid Contractual Agreements will not result in a violation of, or constitute a default under, nor will it affect the validity or enforceability of, the Contractual Arrangements.

No authorization, approval, consent, filing or other order of any PRC governmental body, regulatory agency, self-regulatory organization, stock exchange or market, court or any third party is required to be obtained by any one of the WFOE, Bohai and their respective owners, or all of them, in order to enter into and perform their respective obligations under the Contractual Arrangements, as may be amended and restated, or to exercise any rights and remedies under any of the Contractual Arrangements, as may be amended and restated.

The Contractual Arrangements constitute valid and binding obligations of the parties to such agreements. Each of the Contractual Arrangements, and the rights and obligations of the parties thereto, are enforceable and valid under the laws of China.

E. CERTAIN LIMITATIONS AND QUALIFICATIONS

The opinions expressed hereinabove are based on documents furnished by Bohai and its owners, and our interpretation of those on the basis of the published and publicly available laws and regulations of the PRC which in our experience are applicable. We note, however, that laws and the regulations in China have been subject to substantial and frequent revisions in recent years. We cannot assure that any future interpretations of Chinese laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities, would not adversely impact or affect the opinions set forth in this letter.  This opinion letter has been prepared solely for your use of reference and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any governmental agency, or other party, without the express prior written consent of this firm.

Sincerely yours,

AllBright Law Offices

/s/ Steve Zhu

Steve Zhu
Attorney at Law/Senior Partner
Direct line:  (021)-61059116